Certain information has been excluded from this exhibit because (i) it is not material and (ii) it would be competitively harmful if publicly disclosed.

ETF MASTER SERVICES AGREEMENT

This ETF Master Services Agreement (this “Agreement”), dated December 8, 2025, is between Sterling Capital Funds (the “Trust”), a Massachusetts business trust, and Ultimus Fund Solutions, LLC (“Ultimus”), a limited liability company organized under the laws of the state of Ohio.

Background

The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and it desires that Ultimus perform certain services for each of its series listed on Schedule A (as amended from time to time) (individually referred to herein as a “Fund” and collectively as the “Funds”). Ultimus is willing to perform such services on the terms and conditions set forth in this Agreement.

Terms and Conditions

1.	Retention of Ultimus

The Trust retains Ultimus to act as the service provider on behalf of each Fund for the services set forth in each Addendum selected below (collectively, the “Services”), which are incorporated by reference into this Agreement. Ultimus accepts such employment to perform the selected Services.

[X]	Fund Accounting Addendum

[ ]	Fund Administration Addendum

2.	Allocation of Charges and Expenses

2.1.	Ultimus shall furnish at its own expense the executive, supervisory, and clerical personnel necessary to perform its obligations under this Agreement. Ultimus shall also pay all compensation of any officers of the Trust who are affiliated persons of Ultimus, except when such person is serving as the Trust’s chief compliance officer.

2.2.	Ultimus shall not be responsible for any other expenses of the Trust or a Fund except as otherwise set forth in this Agreement, including, without limitation: organization costs; taxes; expenses for legal and auditing services; the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, information statements, proxy statements and related materials; all expenses incurred in connection with Fund purchase and redemption transactions; licensing fees for the index on which the Funds are based (“Index”); securities exchange listing fees and fees associated with the calculation and dissemination of the Index and indicative optimized portfolio value; transfer agent, dividend disbursing agent, and index receipt agent fees; the costs of custodial services; the cost of initial and ongoing registration or qualification of the shares under federal and state securities laws; fees and reimbursable expenses of Trustees who are not affiliated persons of Ultimus or the investment adviser(s) to the Trust; insurance premiums; interest; brokerage costs; litigation and other extraordinary or nonrecurring expenses; and all fees and charges of investment advisers to the Trust.

3.	Compensation

3.1.	The Trust, on behalf of each Fund, shall pay for the Services to be provided by Ultimus under this Agreement in accordance with, and in the manner set forth in, the fee letter attached to each addendum (each a “Fee Letter”), which may be amended from time to time by means of a writing signed by both parties. Each Fee Letter is incorporated by reference into this Agreement.

3.2.	If this Agreement becomes effective subsequent to the first day of a month, Ultimus’ compensation for that part of the month in which the Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in the applicable Fee Letter. If this Agreement terminates before the last day of a month, Ultimus’ compensation for that part of the month in which the Agreement is in effect shall be prorated in a manner consistent with the calculation of fees as set forth in the Fee Letter. The Trust shall promptly pay Ultimus’ compensation for the preceding month.

3.3.	In the event that the U.S. Securities and Exchange Commission (the “SEC”), Financial Industry Regulatory Authority, Inc. (“FINRA”), or any other regulator or self-regulatory authority adopts regulations and requirements relating to the payment of fees to service providers or which would result in any material increases in costs to provide the Services under this Agreement, the parties agree to negotiate in good faith amendments to this Agreement in order to comply with such requirements and provide for additional compensation for Ultimus as mutually agreed to in writing by the parties.

3.4.	In the event that any fees are disputed, the Trust shall, on or before the due date, pay all undisputed amounts due hereunder and notify Ultimus in writing of any disputed fees which it is disputing in good faith. Payment for such disputed fees shall be due on or before the tenth (10th) business day after the day on which Ultimus provides to the Trust documentation which reasonably supports the disputed charges.

4.	Reimbursement of Expenses

In addition to paying Ultimus the fees described in each Fee Letter, the Trust, on behalf of each Fund, agrees to reimburse Ultimus for its reasonable and documented reimbursable expenses in providing services hereunder as follows:

4.1.	Reasonable travel and lodging expenses incurred by officers and employees of Ultimus in connection with, at the request of the Trust, attendance at meetings of the Trust’s Board of Trustees (the “Board”) or any committee thereof and shareholders’ meetings;

4.2.	All freight and other delivery charges incurred by Ultimus in delivering materials on behalf of the Trust;

4.3.	All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by Ultimus in communication with the Trust, the Trust’s investment adviser(s) or custodian, counsel for the Trust or a Fund, counsel for the Trust’s independent Trustees, the Trust’s independent accountants, dealers or others as required for Ultimus to perform the Services;
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4.4.	The cost of obtaining secondary security market quotes and any securities data, including, but not limited to, the cost of fair valuation services and the cost of obtaining corporate action related data and securities master data;

4.5.	The cost of electronic or other methods of storing records and materials;

4.6.	All fees and expenses incurred in connection with any licensing of software, subscriptions to databases, custom programming or systems modifications required to provide any special reports or services requested by the Trust;

4.7.	Any expenses Ultimus shall incur at the direction of an officer of the Trust thereunto duly authorized other than an employee or other affiliated person of Ultimus who may otherwise be named as an authorized representative of the Trust for certain purposes;

4.8.	A reasonable allocation of the costs associated with the preparation of Ultimus’ Service Organization Control 1 Reports (“SOC 1 Reports”), the allocation methodology for which shall be specified in connection with any related invoices;

4.9.	A reasonable allocation of the cost of GainsKeeper® software, used by Ultimus to track wash loss deferrals for both fiscal (855) and excise tax provisioning, the allocation methodology for which shall be specified in connection with any related invoices; and

4.10.	Any additional expenses not assumed by Ultimus under this Agreement and reasonably and actually incurred by Ultimus in the performance of its duties and obligations under this Agreement.

5.	Maintenance of Books and Records; Record Retention

5.1.	Ultimus shall maintain and keep current the accounts, books, records and other documents relating to the Services as may be required by applicable law, rules, and regulations, including Federal Securities Laws as defined under Rule 38a-1 under the Investment Company Act.

5.2.	Ownership of Records

(A)	Ultimus agrees that all such books, records, and other data (except computer programs and procedures) developed to perform the Services (collectively, “Client Records”) shall be the property of the Trust or Fund.

(B)	Ultimus agrees to provide the Client Records to the Trust or a Fund, at the expense of the Trust or Fund, upon request, and to make such books and records available for inspection by the Trust, a Fund, or its regulators at reasonable times.

(C)	Ultimus agrees to furnish to the Trust or a Fund, at the expense of the Trust or Fund, all Client Records in the electronic or other medium in which such material is then maintained by Ultimus as soon as practicable after any termination of this Agreement. Unless otherwise required by applicable law, rules, or regulations, Ultimus shall promptly turn over to the Trust or Fund or, upon the written request of the Trust or Fund, destroy the Client Records maintained by Ultimus pursuant to this Agreement. If Ultimus is required by applicable law, rule, or regulation to maintain any Client Records, it will provide the Trust or Fund with copies as soon as reasonably practical after the termination.
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(D)	Ultimus corporate sites have generators, which provide a complete redundant power source for the buildings. The generator goes through a weekly no-load test and a full-load test on a quarterly basis. Where necessary Ultimus shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment. In the event of equipment failures, Ultimus shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions. Ultimus shall have no liability with respect to the loss of data or service interruptions cause by equipment failure provided such loss or interruption is not caused by Ultimus’ own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

5.3.	Ultimus agrees to keep confidential all Client Records, except when requested to divulge such information by duly constituted authorities or court process.

5.4.	If Ultimus is requested or required to divulge such information by duly constituted authorities or court process, Ultimus shall, unless prohibited by law, promptly notify the Trust or Fund of such request(s) so that the Trust or Fund may seek, at the expense of the Trust or Fund, an appropriate protective order.

6.	Subcontracting

Ultimus may, at its expense, subcontract with any entity or person concerning the provision of the Services; provided, however, that Ultimus shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor, and that Ultimus shall be responsible, to the extent provided in Section 10, for all acts of a subcontractor; and provided further, that in no event shall Ultimus subcontract with any entity or person if such subcontracting arrangement would result in the Services being performed, in any material part, outside the United States of America, without first obtaining prior written approval of the Trust. Ultimus shall provide written notice to the Trust before engaging any sub-contractor that will provide more than a limited amount of the Services to be provided by Ultimus.

7.	Effective Date

7.1.	This Agreement shall become effective as of the date first above written with respect to each Fund in existence on such date (or, if a particular Fund is not in existence on that date, on the date such Fund commences operation) (the “Agreement Effective Date”).

7.2.	Each Addendum shall become effective as of the date first written in the Addendum with respect to each Fund in existence on such date (or, if a particular Fund is not in existence on that date, on the date such Fund commences operation).
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8.	Term

8.1.	Initial Term. This Agreement shall continue in effect, unless earlier terminated by either party as provided under this Section 8, from the date first above written through August 26, 2028 (the “Initial Term”) unless a party terminates this Agreement as provided in Section 8.3 below.

8.2.	Renewal Terms. Immediately following the Initial Term this Agreement shall automatically renew for successive one-year periods (a “Renewal Term”) unless a party terminates this Agreement as provided in Section 8.3 below.

8.3.	Termination. A party may terminate this Agreement under the following circumstances.

(A)	Termination for Good Cause. During the Initial Term or a Renewal Term, a party (the “Terminating Party”) may terminate this Agreement against the other party (the “Non-Terminating Party”) for good cause. For purposes of this Agreement, “good cause” shall mean:

(1)	a material breach of this Agreement by the Non-Terminating Party that has not been cured or remedied within 30 days after the Non-Terminating Party receives written notice of such breach from the Terminating Party;

(2)	the Non-Terminating Party takes a position regarding compliance with Federal Securities Laws that the Terminating Party reasonably disagrees with, the Terminating Party provides 30 days’ prior written notice of such disagreement, and the parties fail to come to agreement on the position within the 30-day notice period;

(3)	a final and unappealable judicial, regulatory, or administrative ruling or order in which the Non-Terminating Party has been found guilty of criminal or unethical behavior in the conduct of its business;

(4)	the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under the Bankruptcy Code of the United States Code, as then in effect;

(5)	if the Board approves liquidation of a Fund, this Agreement may be terminated with respect to such Fund only, and such termination shall be deemed to be for “good cause”; provided that this Agreement remains in full force and effect with respect to all non-liquidating Funds; the only exception being if the liquidating Fund is the last or only Fund in the Trust, in which event this Agreement shall be terminated in its entirety upon liquidation of that sole remaining Fund and such termination shall be deemed to be for “good cause”.

(B)	Out-of-Scope Termination. If the Trust or Fund demands services that are beyond the scope of this Agreement and/or a Fund’s investment strategy, structure, holdings, or other aspects of a Fund’s operations deviate in any material respect from those Ultimus understood to exist during the initial due diligence and onboarding stage, such that Ultimus is (or will be) required to employ resources, whether in the form of additional man hours, investment or otherwise, materially beyond what was originally anticipated by Ultimus (collectively, the “Out-of-Scope Services”), and the parties cannot agree on appropriate terms relating to such Out-of-Scope Services, Ultimus may terminate this Agreement upon not less than 90 days’ prior written notice.
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(C)	End-of-Term Termination. A party can terminate this Agreement at the end of the Initial Term or a Renewal Term by providing written notice of termination to the other party at least 60 days prior to the end of the Initial Term or then-current Renewal Term.

(D)	Early Termination. Any termination of this Agreement in whole or in part other than termination under Section 8.3.A-C is deemed an “Early Termination.” If the Early Termination occurs during a Renewal Term, the Trust or Fund(s) effecting such Early Termination shall be subject to an “Early Termination Fee” [REDACTED]

(E)	Termination Following a Change of Control Event. If, during the Initial Term or any Renewal Term, a Change of Control Event (as hereinafter defined) occurs, the Trust shall have the right, for a period of 180 days following the announcement of such Change of Control Event, to terminate this Agreement under Section 8.3.A by delivering written notice of its intent to terminate to Ultimus, and such termination shall be deemed for “good cause”. For purposes of this Section 8.3.E., “Change of Control” shall mean the occurrence of any of the following events: (i) an acquisition of Ultimus by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) or (ii) a sale of all or substantially all of the assets of Ultimus, so long as in either case the beneficial owners (whether such ownership is held directly or indirectly) of Ultimus as of the commencement of the Initial Term hereof, immediately after such event or series of related events, hold less than fifty percent (50%) of the voting power of the surviving or acquiring entity,.

(F)	Final Payment. Any unpaid compensation, reimbursement of expenses, or Early Termination Fee is due to Ultimus within 15 calendar days of the termination date provided in the notice of termination.

8.4.	No Waiver. Failure by either party to terminate this Agreement for a particular cause shall not constitute a waiver of its right to subsequently terminate this Agreement for the same or any other cause.

9.	Additional Funds

In the event that the Trust establishes one or more series of shares after the Agreement Effective Date, each such series shall become, at the discretion of the Trust and Ultimus, a Fund under this Agreement and shall be added to Schedule A and the applicable Fee Letter(s) as appropriate.

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10.	Standard of Care; Limits of Liability; Indemnification

10.1.	Standard of Care. Each party's duties are limited to those expressly set forth in this Agreement and the parties do not assume any implied duties. Each party shall exercise reasonable care and use its best efforts in the performance of its duties and act in good faith in performing the Services or its obligations under this Agreement. Each party shall be liable for any damages, losses or costs arising out of such party’s failure to perform its duties under this Agreement to the extent such damages, losses or costs arise out of its willful misfeasance, bad faith, negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder.

10.2.	Limits of Liability

(A)	Ultimus shall not be liable for any Losses (as defined below) arising from the following:

(1)	performing Services or duties pursuant to any oral, written, or electric instruction, notice, request, record, order, document, report, resolution, certificate, consent, data, authorization, instrument, or item of any kind that Ultimus reasonably believes to be genuine and to have been signed, presented, or furnished by a duly authorized representative of the Trust or any Fund (other than an employee or other affiliated persons of Ultimus who may otherwise be named as an authorized representative of the Trust for certain purposes);

(2)	operating under its own initiative, in good faith and in accordance with the standard of care set forth herein, in performing its duties or the Services;

(3)	using valuation information provided by the Trust’s approved third-party pricing service(s) or the investment adviser(s) to the Fund for the purpose of valuing a Fund’s portfolio holdings;

(4)	any default, damages, costs, loss of data or documents, errors, delay, or other loss whatsoever caused by events beyond Ultimus’ reasonable control, including, without limitation, corrupt, faulty or inaccurate data provided to Ultimus by third-parties;

(5)	any error, action or omission by the Trust or other past or current service provider; and

(6)	any failure to properly register any Fund’s shares in accordance with the Securities Act or any state blue sky laws, except to the extent such Losses are caused by Ultimus’ willful misfeasance, bad faith, negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder.

(B)	Ultimus may apply to the Trust at any time for instructions and may consult with counsel for the Trust or a Fund, counsel for the Trust’s independent Trustees, and with accountants and other experts with respect to any matter arising in connection with Ultimus' duties or the Services. Ultimus shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the reasonable opinion of such counsel, accountants, or other experts qualified to render such opinion.
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(C)	A copy of the Trust’s Agreement and Declaration of Trust (the “Declaration of Trust”) is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trust and not the Trustees individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust (or if the matter relates only to a particular Fund, that Fund), and Ultimus shall look only to the assets of the Trust (or the particular Fund, as applicable), for the satisfaction of such obligations.

(D)	Ultimus shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Trust or any Fund, the Trust’s or any Fund’s investment adviser or any of the Trust’s or Fund’s other service providers until receipt of written notice thereof from the Trust or Fund (as applicable). As used in this Agreement, the term “investment adviser” includes all sub-advisers or persons performing similar services.

(E)	The Board has and retains primary responsibility for oversight of all compliance matters relating to the Funds, including, but not limited to, compliance with the Investment Company Act, the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), the USA PATRIOT Act of 2001, the Sarbanes Oxley Act of 2002 and the policies and limitations of each Fund relating to the portfolio investments as set forth in the prospectus and statement of additional information. Ultimus’ monitoring and other functions hereunder shall not relieve the Board of its oversight responsibilities.

(F)	To the maximum extent permitted by law, the Trust agrees to limit Ultimus’ liability for the Trust’s Losses (as defined below) to an amount that shall not exceed the total compensation received by Ultimus under this Agreement during the most recent rolling 12-month period or the actual time period this Agreement has been in effect if less than 12 months. This limitation shall apply regardless of the cause of action or legal theory asserted. This limitation shall apply regardless of the cause of action or legal theory asserted. Notwithstanding the foregoing, this Section 10.2.F. shall not limit Ultimus’ liability for any Losses suffered by the Fund’s administrator or the Trust to the extent such Losses arise out of Ultimus’ failure to exercise the standard of care set forth in Section 10.1.

(G)	In no event shall Ultimus be liable for portfolio trading losses, lost revenues, special, incidental, punitive, indirect, consequential or exemplary damages or lost profits, whether or not such damages were foreseeable or Ultimus was advised of the possibility thereof. Ultimus shall not be liable for any corrupt, faulty or inaccurate data provided to Ultimus by any third-parties retained or approved by the Trust for use in delivering Ultimus’ Services to the Trust or a Fund and Ultimus shall have no duty to independently verify and confirm the accuracy of third-party data provided by a party retained or approved by the Trust. The parties acknowledge that the other parts of this Agreement are premised upon the limitation stated in this section.
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10.3.	Indemnification

(A)	Each party (the “Indemnifying Party”) agrees to indemnify, defend, and protect the other party, including its trustees, directors, managers, officers, employees, and other agents (collectively, the “Indemnitees” and each an “Indemnitee”), and shall hold the Indemnitees harmless from and against any actions, suits, claims, losses, damages, liabilities, and reasonable costs, charges, and expenses (including attorney fees and investigation expenses) (collectively, “Losses”) arising directly or indirectly out of (1) the Indemnifying Party’s failure to exercise the standard of care set forth above unless such Losses were caused in part by the Indemnitees own willful misfeasance, bad faith, negligence or reckless disregard of the Indemnitees’ obligations and duties hereunder; (2) any violation of Applicable Law (defined below) by the Indemnifying Party or its affiliated persons or agents relating to this Agreement and the activities thereunder; and (3) any material breach by the Indemnifying Party or its affiliated persons or agents of this Agreement.

(B)	Notwithstanding the foregoing provisions, the Trust or Fund shall indemnify Ultimus for Ultimus’ Losses arising from circumstances under Section 10.2.A unless such Losses were caused in part by Ultimus’ own willful misfeasance, bad faith, negligence or reckless disregard of its obligations and duties hereunder.

(C)	Upon the assertion of a claim for which either party may be required to indemnify the other, the Indemnitee shall promptly notify the Indemnifying Party of such assertion, and shall keep the Indemnifying Party advised with respect to all developments concerning such claim. Notwithstanding the foregoing, the failure of the Indemnitee to timely notify the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(D)	The Indemnifying Party shall have the option to participate with the Indemnitee in the defense of such claim or to defend against said claim in its own name or in the name of the Indemnitee. The Indemnitee shall in no case confess any claim or make any compromise in any case in which the Indemnifying Party may be required to indemnify the Indemnitee except with the Indemnifying Party’s prior written consent.

10.4.	The provisions of this Section 10 shall survive termination of this Agreement.

11.	Force Majeure.

Neither party will be liable for Losses, loss of data, delay of Services, or any other issues caused by events beyond its reasonable control, including, without limitation, acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots or pandemics.

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12.	Representations and Warranties

12.1.	Joint Representations. Each party represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(A)	It is a corporation, partnership, trust, or other entity duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized.

(B)	To the extent required by Applicable Law (defined below), it is duly registered with all appropriate regulatory agencies or self-regulatory organizations and such registration will remain in full force and effect for the duration of this Agreement.

(C)	For the duties and responsibilities under this Agreement, it is currently and will continue to abide by all applicable federal and state laws, including, without limitation, federal and state securities laws; regulations, rules, and interpretations of the SEC and its authorized regulatory agencies and organizations, including FINRA; and all other self-regulatory organizations governing the transactions contemplated under this Agreement (collectively, “Applicable Law”).

(D)	It has duly authorized the execution and delivery of this Agreement and the performance of the transactions, duties, and responsibilities contemplated by this Agreement.

(E)	This Agreement constitutes a legal obligation of the party, subject to bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting the rights and remedies of creditors and secured parties.

(F)	Whenever, in the course of performing its duties under this Agreement, it determines that a violation of Applicable Law has occurred, or that, to its knowledge, a possible violation of Applicable Law may have occurred, or with the passage of time could occur, it shall promptly notify the other party of such violation or possible violation.

12.2.	Representations of the Trust. The Trust represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(A)	(1) as of the close of business on the Agreement Effective Date, each Fund that is then in existence has authorized unlimited shares, and (2) no shares of any Fund will be offered to the public until the Trust’s registration statement under the Investment Company Act and, if applicable, the Securities Act of 1933, as amended (the “Securities Act”), has been declared or becomes effective and all required state securities law filings have been made.

(B)	It shall direct the investment adviser(s) and sub-advisers, prime broker, custodian, legal counsel, independent accountants, and other service providers and agents, past or present, for each Fund to cooperate with Ultimus and to provide it with such information, data, documents, and advice relating to the Fund as appropriate or requested by Ultimus, in order to enable Ultimus to perform its duties and obligations under this Agreement. To the extent the Trust, the Fund, the investment adviser(s) or any other service provider to the Fund is/are unable to supply Ultimus with all of the information necessary for Ultimus to perform the Services, Ultimus will not be able to fully perform the Services and will not be responsible for such failure.
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(C)	The Trust’s Agreement and Declaration of Trust, Bylaws, registration statement and each Fund’s organizational documents are materially true and accurate and will remain materially true and accurate at all times during the term of this Agreement in conformance with applicable federal and state securities laws.

(D)	Each of the employees of Ultimus that serves or has served at any time as an officer of the Trust, if any, including any CCO, President, Treasurer, Secretary and the AML Compliance Officer, shall be covered by the Trust’s Directors & Officers/Errors & Omissions insurance policy (the “Policy”) and shall be subject to the provisions of the Trust’s Declaration of Trust and Bylaws regarding indemnification of its officers. In the event that any employees of Ultimus serve as officers of the Trust, the Trust shall provide Ultimus with proof of current coverage, including a copy of the Policy, and shall notify Ultimus promptly should the Policy be canceled or terminated.

(E)	Any officer of the Trust who is not affiliated with Ultimus shall be considered an individual who is authorized to provide Ultimus with instructions and requests on behalf of the Trust (an “Authorized Person”) (unless such authority is limited in a writing from the Trust and received by Ultimus) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Ultimus the names of the Authorized Persons from time to time.

12.3.	Representations of the Ultimus. Ultimus represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that it shall maintain a comprehensive business continuity plan and will provide an executive summary of such plan upon reasonable request of the Trust. In the event of a business disruption that materially impacts Ultimus’ provision of services under this Agreement, Ultimus will promptly notify the Trust of the disruption and the steps being implemented under the business continuity plan. In the event of a business disruption, Ultimus shall act in good faith and take all reasonable steps in accordance with its business continuity plan to minimize service interruptions to the Trust.

13.	Insurance

13.1.	Maintenance of Insurance Coverage. Each party agrees to maintain throughout the term of this Agreement professional liability insurance coverage of the type and amount reasonably customary in its industry. In addition, Ultimus agrees to maintain cyber coverage of the type and amount reasonably customary in the industry for firms providing the services contemplated by this Agreement. Upon request, a party shall furnish the other party with pertinent information concerning the professional liability insurance coverage that it maintains. Such information shall include the identity of the insurance carrier(s), coverage levels, and deductible amounts.

13.2.	Notice of Termination. A party shall promptly notify the other party should any of the notifying party’s insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefore.
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14.	Information Provided by the Trust

14.1.	Prior to the Agreement Effective Date. Prior to the Agreement Effective Date, the Trust will furnish to Ultimus the following:

(A)	copies of the Declaration of Trust and of any amendments thereto, certified by the proper official of the state in which such document has been filed;

(B)	the Trust’s Bylaws and any amendments thereto;

(C)	certified copies of resolutions of the Board covering the approval of this Agreement, authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct Ultimus thereunder;

(D)	a list of all the officers of the Trust, together with specimen signatures of those officers who are authorized to instruct Ultimus in all matters;

(E)	the Trust’s registration statement and all amendments thereto filed with the SEC pursuant to the Securities Act and the Investment Company Act;

(F)	the Trust’s notification of registration under the Investment Company Act on Form N-8A as filed with the SEC;

(G)	each Fund’s listing notice from the applicable securities exchange;

(H)	the Trust’s current prospectus and statement of additional information for each Fund;

(I)	an accurate, current list of shareholders of each existing series of the Trust, if applicable, showing each shareholder’s address of record, number of shares owned and whether such shares are represented by outstanding share certificates;

(J)	copies of the current plan of distribution adopted by the Trust under Rule 12b-1 under the Investment Company Act for each Fund, if applicable;

(K)	copies of the current investment advisory agreement and current investment sub-advisory agreement(s), if applicable, for each Fund;

(L)	copies of the current underwriting agreement for each Fund;

(M)	contact information for each Fund’s service providers, including, but not limited to, the Fund’s administrator, custodian, transfer agent and/or index receipt agent, independent accountants, legal counsel, underwriter, lead market maker, securities exchange where shares will be listed, and chief compliance officer; and
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(N)	a copy of procedures adopted by the Trust in accordance with Rule 38a-1 under the Investment Company Act.

14.2.	After the Agreement Effective Date. After the Agreement Effective Date, the Trust will furnish to Ultimus any amendments to the items listed in Section 14.1.

15.	Compliance with Law

The Trust assumes full responsibility for the preparation, contents, and distribution of each prospectus of a Fund and further agrees to comply with all applicable requirements of the Federal Securities Laws and any other laws, rules and regulations of governmental authorities having jurisdiction over the Trust or a Fund, including, but not limited to, the Internal Revenue Code, the USA PATRIOT Act of 2001, and the Sarbanes-Oxley Act of 2002, each as amended. For the avoidance of doubt, this provision does not relieve Ultimus of any obligation or duties under this Agreement to provide certain services (listed in the Services Addendums), such as to assist the Trust in its preparation of the prospectus and/or facilitate the Trust’s compliance with applicable law.

16.	Privacy and Confidentiality

16.1.	Definition of Confidential Information. The term “Confidential Information” shall mean all information that either party discloses (a “Disclosing Party”) to the other party (a “Receiving Party”), whether in writing, electronically, or orally and in any form (tangible or intangible), that is confidential, proprietary, or relates to clients or shareholders purchasing or redeeming in-kind. Confidential Information includes, but is not limited to:

(A)	any information concerning technology, such as systems, source code, databases, hardware, software, programs, applications, engaging protocols, routines, models, displays, and manuals;

(B)	any unpublished information concerning research activities and plans, customers, clients, shareholders purchasing or redeeming in-kind, authorized participants, strategies and plans, costs, and operational techniques;

(C)	any unpublished financial information, including information concerning revenues, profits and profit margins, and costs or expenses; and

(D)	Customer Information (as defined below).

Confidential Information is deemed confidential and proprietary to the Disclosing Party regardless of whether such information was disclosed intentionally or unintentionally, or marked appropriately. Confidential Information shall not include any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, any authority or legal counsel of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

16.2.	Definition of Customer Information. Any Customer Information will remain the sole and exclusive property of the Trust. “Customer Information” shall mean all non-public, personally identifiable information as defined by Gramm-Leach-Bliley Act of 1999, as amended, and its implementing regulations (e.g., SEC Regulation S-P and Federal Reserve Board Regulation P) (collectively, the “GLB Act”).
Sterling Capital Funds Ultimus ETF Master Services Agreement [Date]	Page 13 of 18

16.3.	Treatment of Confidential Information

(A)	Each party agrees that at all times during and after the terms of this Agreement, it shall use, handle, collect, maintain, and safeguard Confidential Information in accordance with (1) the confidentiality and non-disclosure requirements of this Agreement; (2) the GLB Act, as applicable and as it may be amended; and (3) such other Applicable Law, whether in effect now or in the future.

(B)	Without limiting the foregoing, the Receiving Party shall apply to any Confidential Information at least the same degree of reasonable care used for its own confidential and proprietary information to avoid unauthorized disclosure or use of Confidential Information under this Agreement.

(C)	Ultimus shall maintain a written information security program based on a recognized information security framework (such as, NIST Cybersecurity Framework) consisting of policies, standards and procedures.

(D)	Each party further agrees that:

(1)	The Receiving Party will hold all Confidential Information it obtains in strictest confidence and will use and permit use of Confidential Information solely for the purposes of this Agreement or as otherwise provided for in this Agreement, and consistent therewith, may disclose or provide access to its responsible employees or agents who have a need to know and are under adequate confidentiality agreements or arrangements and make copies of Confidential Information to the extent reasonably necessary to carry out its obligations under this Agreement;

(2)	Notwithstanding the foregoing, the Receiving Party may release Confidential Information as permitted or required by law or approved in writing by the Disclosing Party, which approval shall not be unreasonably withheld and may not be withheld where the Receiving Party may be exposed to civil or criminal liability or proceedings for failure to release such information;

(3)	Additionally, Ultimus may provide other Confidential Information, excluding Customer Information, typically supplied in the investment company industry as mutually agreed to companies that track or report price, performance or other information regarding investment companies; and

(4)	The Receiving Party will immediately notify the Disclosing Party of any unauthorized disclosure or use, and will cooperate with the Disclosing Party to protect all proprietary rights in any Confidential Information.
Sterling Capital Funds Ultimus ETF Master Services Agreement [Date]	Page 14 of 18

16.4.	Severability. This provision and the obligations under this Section 16 shall survive termination of this Agreement.

17.	Press Release

Within the first 60 days following the Agreement Effective Date, the Trust agrees to review in good faith a press release (in any format or medium) announcing the Agreement with Ultimus; provided that Ultimus must obtain the Trust’s written consent prior to publication of such release.

18.	Non-Exclusivity

The services of Ultimus rendered to the Trust are not deemed to be exclusive. Except to the extent necessary to perform Ultimus’ obligations under this Agreement, nothing herein shall be deemed to limit or restrict Ultimus’ right, or the right of any of Ultimus’ managers, officers or employees who also may be a trustee, officer or employee of the Trust, or persons who are otherwise affiliated persons of the Trust to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other person.

19.	Arbitration

Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Cincinnati, Ohio, according to the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

This arbitration provision shall be enforced and interpreted exclusively in accordance with applicable federal law, including the Federal Arbitration Act. Any costs, fees, or taxes involved in enforcing the award shall be fully assessed against and paid by the party resisting enforcement of said award. The prevailing party shall also be entitled to an award of reasonable attorneys’ fees and costs incurred in connection with the enforcement of this Agreement.

20.	Notices

Any notice provided under this Agreement shall be sufficiently given when either delivered personally by hand or received by electronic mail overnight delivery, or certified mail at the following address.

20.1.	If to the Trust:

Sterling Capital Funds

Attn: James Gillespie

434 Fayetteville Street

Raleigh, NC 27601

Email: jgillespie@sterlingcapital.com

With a copy to:

Ropes & Gray LLP

Attn: Thomas R. Hiller

Prudential Tower, 800 Boylston Street

Boston, MA 02199-3600

Email: Thomas.hiller@ropesgray.com

Sterling Capital Funds Ultimus ETF Master Services Agreement [Date]	Page 15 of 18

20.2.	If to Ultimus:

Ultimus Fund Solutions, LLC

Attn: General Counsel

4221 North 203rd Street, Suite 100

Elkhorn, NE 68022

Email: legal@ultimusfundsolutions.com

21.	General Provisions

21.1.	Incorporation by Reference. This Agreement and its addendums, schedules, exhibits, and other documents incorporated by reference express the entire understanding of the parties and supersede any other agreement between them relating to the Services.

21.2.	Conflicts. In the event of any conflict between this Agreement and any Appendices or Addendum thereto, this Agreement shall control.

21.3.	Amendments. The parties may only amend or waive all or part of this Agreement by written amendment or waiver signed by both parties.

21.4.	Assignments.

(A)	Except as provided in this Section 21.4, this Agreement and the rights and duties hereunder shall not be assignable by either of the parties except by the specific written consent of the non-assigning party.

(B)	The terms and provisions of this Agreement shall become automatically applicable to any investment company that is the successor to the Trust because of internal reorganization, recapitalization, or change of domicile.

(C)	Ultimus may, to the extent permitted by law and in its sole discretion, assign all its rights and interests in this Agreement to an affiliate, parent, subsidiary or to the purchaser of substantially all of its business, provided that Ultimus provides the Trust at least 180 days’ prior written notice.

(D)	This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns.

21.5.	Governing Law. This Agreement shall be construed in accordance with the laws of the state of Ohio and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the state of Ohio, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.
Sterling Capital Funds Ultimus ETF Master Services Agreement [Date]	Page 16 of 18

21.6.	Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

21.7.	Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument. A signed copy of this Agreement delivered by email or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original, signed copy of this Agreement.

21.8.	Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provisions held to be illegal or invalid.

Signatures are located on the next page.

Sterling Capital Funds Ultimus ETF Master Services Agreement [Date]	Page 17 of 18

The parties duly executed this Agreement as of December 8, 2025.

	Sterling Capital Funds		Ultimus Fund Solutions, LLC

By:		By:
Name:	James T. Gillespie	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer
Sterling Capital Funds Ultimus ETF Master Services Agreement [Date]	Page 18 of 18

Certain information has been excluded from this exhibit because (i) it is not material and (ii) it would be competitively harmful if publicly disclosed.

SCHEDULE A

to the

ETF Master Services Agreement

between

Sterling Capital Funds

and

Ultimus Fund Solutions, LLC

dated December 8, 2025

Fund Portfolio(s)

Sterling Capital Ultra Short Bond ETF*

Sterling Capital Short Duration Bond ETF*

Sterling Capital Multi-Strategy Income ETF

Sterling Capital National Municipal Bond ETF

Sterling Capital Hedged Equity Premium Income ETF

Sterling Capital Enhanced Core Bond ETF**

*	To be added upon completion of mutual fund to ETF reorganization, within the Sterling Capital Funds, anticipated to occur during Q1 2026.

**	To be added upon completion of fund reorganization from Capitol Series Trust to Sterling Capital Funds, anticipated to occur during Q1 2026.

Fund Accounting Addendum

for

Sterling Capital Funds

This Fund Accounting Addendum, dated [Date], is between Sterling Capital Funds (the “Trust”), on its own behalf and on behalf of the Funds listed on Schedule A to that certain ETF Master Services Agreement, dated [Date], and Ultimus Fund Solutions, LLC (“Ultimus”). Capitalized terms used but not defined herein shall have the meanings set forth in the ETF Master Services Agreement.

Fund Accounting Services

1.	Performance of Daily Accounting Services

Ultimus shall perform the following accounting services daily for each Fund, each in accordance with the Fund’s prospectus and statement of additional information:

1.1.	calculate the net asset value per share utilizing prices obtained from the sources described in subsection 1.2 below;

1.2.	obtain security prices from independent pricing services, or if such quotes are unavailable and/or have been subject to override by the Fund’s investment adviser, then obtain such prices from each Fund’s investment adviser or its designee per the valuation policy approved by the Board;

1.3.	verify and reconcile with the Funds’ custodian cash and all daily activity;

1.4.	compute, as applicable, each Fund’s net income and realized capital gains, dividend payables, dividend factors, and weighted average portfolio maturity;

1.5.	review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and/or yields to NASDAQ and such other entities as directed by the Fund;

1.6.	maintain historical tax lots of each security, and determine unrealized appreciation and depreciation on securities held by the Funds;

1.7.	amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Trust;

1.8.	accrue income of each Fund based upon income estimates obtained from independent pricing services, or if such income estimates are unavailable, then upon income estimates obtained from each Fund’s investment adviser or its designee;

1.9.	record investment trades received in proper form from each Fund or its authorized agents on the industry standard T+1 basis;

1.10.	calculate Fund expenses based on instructions from each Fund’s administrator or entity approved by the Board;
Sterling Capital Funds Fund Accounting Addendum [Date]	Page 1 of 5

1.11.	accrue expenses of each Fund;

1.12.	process share creations and redemptions with each Fund’s transfer agent;

1.13.	maintain create/redeem records to the extent they are not otherwise maintained by other services providers;

1.14.	determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts;

1.15.	provide system generated accounting reports in connection with each Fund’s regular annual audit and other audits and examinations by regulatory agencies;

1.16.	provide such ad hoc periodic reports as agreed to by the parties;

1.17.	prepare and maintain the following records upon receipt of information in proper form from each Fund or its authorized agents: (1) cash receipts journal; (2) cash disbursements journal; (3) dividend record; (4) purchase and sales-portfolio securities journals; (5) subscription and redemption journals; (6) security ledgers; (7) broker ledger; (8) general ledger; (9) daily expense accruals; (10) daily income accruals; (11) securities and monies borrowed or loaned and collateral therefore; (12) foreign currency journals; and (13) trial balances;

1.18.	provide information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies;

1.19.	provide accounting information to each Fund’s independent registered public accounting firm for preparation of the Fund’s tax returns;

1.20.	cooperate with, and take reasonable actions in the performance of its duties under this Agreement, so that all necessary information is made available to each Fund’s independent public accountants in connection with any audit or the preparation of any report requested by the Fund;

1.21.	prepare and deliver a second source pricing review for each fixed income fund at least 15 days prior to each quarter end at the expense of the Trust pursuant Section 4.4. of the Agreement; and

1.22.	provision of basket services in connection with ETF creation and redemption unit processing, including:

a.	receive Portfolio Listing File from investment adviser and create PCF (Portfolio Composition File) in NSCC Format;
b.	apply mandatory corporate actions to PCF;
c.	basket valuation and calculation of estimated and actual cash components;
d.	transmit PCF to each Fund and investment adviser as instructed;
e.	distribute PCF in NSCC file format to custodian for dissemination to NSCC; and
f.	calculate and communicate slippage in accordance with established procedure.
Sterling Capital Funds Fund Accounting Addendum [Date]	Page 2 of 5

2.	Accounting Services Related to Odd Lot Pricing

If, in addition to those services described under Section 1 [Performance of Daily Accounting Services] of this Fund Accounting Addendum, the Trust or a Fund’s investment adviser informs Ultimus that one or more Fund(s) holds or will hold any security in a quantity constituting an odd lot (as opposed to a round lot), Ultimus will undertake to perform such additional procedures as are determined necessary by the Board or the Fund’s “valuation designee” (as defined in Rule 2a-5 under the 1940 Act) to price such security, including, if applicable, the application of a discount to the pricing obtained from any independent pricing service(s); provided, however, that any such additional procedures to be performed in connection with securities held in quantities constituting an odd lot, are clearly delineated in a written odd lot pricing methodology and procedure approved by the Board or the Fund’s valuation designee; it being further understood and agreed by the parties hereto that Ultimus shall be compensated in the form of an odd lot pricing fee for performing such additional procedures, and, notwithstanding anything in the Agreement to the contrary, including, without limitation, any duty of care or indemnification obligation that Ultimus might otherwise owe to the Trust or any Fund, Ultimus will not be liable for any NAV error that may arise out of any incorrect, incomplete, or missing data provided to Ultimus by the Fund’s investment adviser or any sub-adviser to the Fund as part of any odd lot pricing procedures approved by the Board, and the Trust hereby agrees to indemnify Ultimus for and hold Ultimus harmless from any such liability.

3.	Derivatives Risk Management Program Support Services

Ultimus may, at the election of the Trust, provide certain of the Funds with the Derivatives Risk Management Program Support Services described below, in accordance with Rule 18f-4 under the Investment Company Act (“Rule 18f-4”):

a.	Manage derivatives-specific data, update security master files, and load each Fund’s portfolio composition and derivatives-specific data into Confluence software;
b.	Deliver daily derivatives exposure and value-at-risk (“VaR”) reports generated by the Confluence software to each Fund’s investment adviser (“Adviser”) and the Trust’s Chief Compliance Officer and make available reporting for weekly stress testing and back-testing calculations performed by the Confluence software;
c.	Provide Adviser access to the Confluence software in order that Adviser may calculate derivatives exposure for each Fund it advises and make other derivatives risk management calculations as required by Rule 18f-4 (e.g., daily VaR calculations, weekly back-testing, and weekly stress-testing);
d.	Provide Adviser a board reporting template; and
e.	Provide the Board access to an independent derivatives expert (a “Derivatives Expert”) capable of supporting the Board’s efforts in effecting compliance oversight as required by Rule 18f-4 and the Trust’s related Derivatives Risk Management Program.

In providing the Derivatives Risk Management Program Support Services, in each instance where Ultimus has committed to provide Adviser with access to VaR reports or other derivatives related information, Adviser may, with Ultimus’ consent, elect to have Ultimus deliver the same reports and information to an Ultimus approved third party 18f-4 service provider/designee; with the understanding that delivery of such information to such third party 18f-4 service provider/designee may incur additional fees.

Alternatively, the Trust may elect to forego receipt of the Derivatives Risk Management Program Support Services and instead deliver (or cause to be delivered) to Ultimus derivatives data required to be reported monthly on Form N-PORT, in which case Ultimus’ services (the “18f-4/N-PORT Support Services”) will be limited to taking receipt of that derivatives data, manually loading that data into its reporting system, and reporting the required derivatives information on Form N-PORT monthly.

Sterling Capital Funds Fund Accounting Addendum [Date]	Page 3 of 5

The Adviser has and retains sole responsibility for identifying derivative securities. Ultimus’ provision of Derivatives Risk Management Program Support Services or 18f-4/N-PORT Support Services hereunder shall not relieve the Adviser of such responsibilities, and under no circumstances will Ultimus share in those responsibilities except as expressly agreed upon in this Fund Accounting Addendum.

4.	Special Reports and Services

4.1.	Ultimus may agree (but shall be under no obligation) to provide additional special reports upon the request of the Trust or a Fund’s investment adviser, which may result in an additional charge, the amount of which shall be agreed upon by the parties prior to the reports being made available.

4.2.	Ultimus may agree (but shall be under no obligation) to provide such other similar services with respect to a Fund as may be reasonably requested by the Trust, which may result in an additional charge, the amount of which shall be agreed upon between the parties prior to such services being provided.

Signatures are located on the next page.

Sterling Capital Funds Fund Accounting Addendum [Date]	Page 4 of 5

The parties duly executed this Fund Accounting Addendum as of December 8, 2025.

	Sterling Capital Funds on its own behalf and on behalf of the Funds		Ultimus Fund Solutions, LLC

By:		By:
Name:	James T. Gillespie	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer
Sterling Capital Funds Fund Accounting Addendum [Date]	Page 5 of 5

Certain information has been excluded from this exhibit because (i) it is not material and (ii) it would be competitively harmful if publicly disclosed.

Fund Accounting Fee Letter

for

the Funds listed on Schedule A

each a series of

Sterling Capital Funds

This Fund Accounting Fee Letter (this “Fee Letter”) applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to Sterling Capital Funds (the “Trust”) for the Funds listed on Schedule A (individually referred to herein as a “Fund” and collectively as the “Funds”) pursuant to that certain ETF Master Services Agreement dated [Date], and the Fund Accounting Addendum dated [Date] (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

1.	Fees

[REDACTED]

2.	Term

2.1.	Initial Term. This Fee Letter shall continue in effect, unless earlier terminated under Section 3.3 below, until the expiration of the ETF Master Services Agreement’s Initial Term (the “Initial Term”).

2.2.	Renewal Terms. Immediately following the Initial Term, this Fee Letter shall automatically renew for successive one-year periods (each a “Renewal Term”) unless Ultimus, the Trust, or the Adviser gives written notice of termination at least 60 days prior to the end of the Initial Term or the then-current Renewal Term.

2.3.	Termination. Ultimus or the Trust may terminate the Agreement entirely or on behalf of a Fund as set forth in the Agreement. Any such termination shall be treated as a termination of this Fee Letter with respect to each Fund as to which the termination applies, in which case the subject Fund(s) or the Adviser shall be responsible for payment of any amounts required to be paid by the Adviser under the Agreement, including, without limitation, any applicable Early Termination Fee, any reimbursements for cash disbursements made by Ultimus and any fee for deconversion or liquidation services.

2.4.	Early Termination. Any Early Termination under the Agreement with respect to fund accounting services shall subject the subject Fund(s) or the Adviser to paying an “Early Termination Fee”. [REDACTED]

2.5.	Deconversion. Ultimus will cooperate with any reasonable request of the Trust to effect a prompt transition to a new service provider selected by the Trust. In consideration for which, Ultimus shall be entitled to collect from the Trust or the Adviser the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such transition, including, without limitation, the delivery to the Trust or its designees of the Trust’s property, records, instruments, and documents, and a fee for fund accounting deconversion services of $[REDACTED] or such higher amount as may be mutually agreed upon.
Sterling Capital Funds Fund Accounting Fee Letter [Date]	Page 1 of 3

2.6.	Liquidation. In the event any Fund is liquidated, Ultimus shall be entitled to collect from the Trust or the Adviser the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such liquidation, including, without limitation, the delivery to the Trust or its designees of the Trust’s property, records, instruments, and documents, and a reasonable fee for fund accounting liquidation services of $[REDACTED] per Fund or such higher amount as may be mutually agreed upon.

2.7.	Restructuring. In the event any Fund undergoes a restructuring event, including, without limitation, any merger, acquisition, or reorganization event, which does not involve transition to a new service provider as would a deconversion, but does require Ultimus to perform fund accounting services outside of the ordinary course, Ultimus shall be entitled to collect from the Trust or the Adviser a fund accounting restructuring fee of $[REDACTED] or such higher amount as may be mutually agreed upon, which shall be in addition to any hourly event processing charge that Ultimus is permitted to charge.

3.	Reimbursable Expenses

In addition to the above fees, the Fund or the Adviser will reimburse Ultimus or pay directly certain expenses incurred on the Fund’s behalf, including, but not limited to, the actual cost of the daily portfolio-price-quotation services utilized by the Fund, including the cost of obtaining any primary and secondary security market quotes and other securities data used for fair valuing securities, performance reporting (including after-tax performance reporting), and third party expenses incurred by Ultimus in providing the Derivatives Risk Management Program Support Services or the 18f-4/N-PORT Support Services (as applicable), including, without limitation, the Fund’s proportionate share of any fees paid by Ultimus to any Derivatives Expert as part of Ultimus’ providing the Derivatives Risk Management Program Support Services. The Fund will be responsible for the Fund’s normal operating expenses, including, but not limited to, federal and state filing fees, EDGARizing fees, insurance premiums, typesetting and printing of the Fund’s public documents, and fees and expenses of the Fund’s other vendors and providers that provide services to the Fund.

6.       Fee Increases

[REDACTED]

7.	Amendment

The parties may only amend this Fee Letter by written amendment signed by all the parties.

Signatures are located on the next page.

Sterling Capital Funds Fund Accounting Fee Letter [Date]	Page 2 of 3

The parties duly executed this Fund Accounting Fee Letter dated December 8, 2025.

	Sterling Capital Funds on its own behalf and on behalf of the Funds		Ultimus Fund Solutions, LLC

By:		By:
Name:	James T. Gillespie	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of the Agreement.

Sterling Capital Management, LLC

By:
Name:	Scott A. Haenni
Title:	Senior Managing Director and Chief Executive Officer

Sterling Capital Funds Fund Accounting Fee Letter [Date]	Page 3 of 3